Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Issuance of $400 Million of 7 7/8% Senior Subordinated Notes due 2018
Baton Rouge, LA — April 22, 2010 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today that its wholly-owned subsidiary, Lamar Media Corp., has closed its private placement of $400 million in aggregate principal amount of its 7 7/8% Senior Subordinated Notes due 2018. The proceeds, after the payment of fees and expenses, to Lamar Media of this offering were approximately $391 million.
The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
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This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities.
Contact:
Lamar Media Corp.
Keith Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com